     Filed pursuant to Rule 433
Registration Statement Nos. 333-159335 and
333-159335-01
June 17, 2010
Final Term Sheet
TOTAL CAPITAL
(A wholly-owned subsidiary of TOTAL S.A.)
$1,250,000,000 3.000% Guaranteed Notes Due 2015
$1,250,000,000 4.450% Guaranteed Notes Due 2020
Guaranteed on an unsecured, unsubordinated basis by
TOTAL S.A.

$1,250,000,000 3.000% Guaranteed Notes Due 2015

Issuer	Total Capital

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	3.000% Guaranteed Notes due 2015

Total initial principal amount being issued	$1,250,000,000

Issue Price	99.609%

Pricing date	June 17, 2010

Expected settlement date	June 24, 2010 (T+5)

Maturity date	June 24, 2015, unless earlier redeemed

Optional redemption terms	Make-whole call at Treasury Rate plus 20 basis points

Tax call

Interest rate	3.000% per annum

Benchmark Treasury	2.125% due May 2015

Benchmark Treasury Price	100 21

Benchmark Treasury Yield	1.985%

Spread to Benchmark
Treasury	110 bps

Yield to Maturity	3.085%

Date interest starts accruing	June 24, 2010

Interest payment dates	Each June 24 and December 24

First interest payment date	December 24, 2010

Regular record dates for interest	Each June 9 and December 9

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$1,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Stable
Standard & Poor’s: AA/Negative

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by the Total Capital and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP/ ISIN	89152U AC6

US89152UAC62

Selling restrictions	European Economic Area, France, UK

Managers	Banc of America Securities LLC
Barclays Capital Inc.
HSBC Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
UBS Securities LLC

$1,250,000,000 4.450% Guaranteed Notes Due 2020

Issuer	Total Capital

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	4.450% Guaranteed Notes due 2020

Total initial principal amount being issued	$1,250,000,000

Issue Price	99.601%

Pricing date	June 17, 2010

Expected settlement date	June 24, 2010 (T+5)

Maturity date	June 24, 2020, unless earlier redeemed

Optional redemption terms	Make-whole call at Treasury Rate plus 20 basis points

Tax call

Interest rate	4.450% per annum

Benchmark Treasury	3.500% due May 2020

Benchmark Treasury Price	102 17

Benchmark Treasury Yield	3.200%

Spread to Benchmark Treasury	130 bps

Yield to Maturity	4.500%

Date interest starts accruing	June 24, 2010

Interest payment dates	Each June 24 and December 24

First interest payment date	December 24, 2010

Regular record dates for interest	Each June 9 and December 9

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$1,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Stable
Standard & Poor’s: AA/Negative

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by the Total Capital and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP/ ISIN	89152U AD4

US89152UAD46

Selling restrictions	European Economic Area, France, UK

Managers	Banc of America Securities LLC
Barclays Capital Inc.
HSBC Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
UBS Securities LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Banc of America Securities LLC at 1-800-294-1322, Barclays Capital Inc. at 1-888-603-5847, HSBC Securities (USA) Inc. at 1-866-811-8049, Credit Suisse Securities (USA) LLC at 1-800-221-1037 and UBS Securities LLC at 1-877-827-6444 ext. 561 3884.